UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 29, 2015

GORDMANS STORES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34842	26-3171987
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1926 South 67th St,

Omaha, Nebraska 68106

(Address of principal executive offices, zip code)

(402) 691-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

On June 29, 2015, Gordmans, Inc., a wholly owned subsidiary of Gordmans Stores, Inc. (the “Company”), entered into the Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement which amends the Loan, Guaranty and Security Agreement originally dated as of February 20, 2009, with Wells Fargo Bank, National Association, successor in merger to Wells Fargo Retail Finance, LLC, as the arranger and administrative agent for the lenders (“Wells Fargo”).

The loan amendment, among other things: (a) establishes a new $30.0 million secured term loan facility provided by Wells Fargo, Pathlight Capital LLC and Gordon Brothers Finance Company, LLC; (b) establishes a term loan borrowing base to govern the term loan facility in addition to the revolving loan borrowing base that currently governs the existing $80 million revolving line of credit facility with Wells Fargo and PNC Bank; (c) amends the 1% early termination fee applicable such that the fee is payable only if the facility is terminated prior to November 14, 2016, and (d) extends the maturity date of the revolving line of credit facility from August 27, 2018 to June 28, 2020.

The term loan facility matures on the same date as the revolving line of credit facility and has principal payments of $420,000 due on a quarterly basis beginning in October 2015 through the maturity date, with the remaining principal due on the maturity date of June 28, 2020. The Company may repay at any time all or a portion of the outstanding principal amount of the term loan facility, subject to a prepayment premium equal to 3.0% in the first year, 1.5% in the second year, 0.5% in the third year and 0.0% thereafter. The term loan facility carries an interest rate equal to the LIBOR rate plus 6.25% with a floor of 1.0%. The term loan facility is secured by the same collateral as the revolving line of credit facility but has a priority lien on real estate, fixtures, equipment, intellectual property and books, records, permits, licenses, insurance and proceeds thereof and a second lien on the revolving priority collateral, as defined. The revolving line of credit facility has a first lien on all collateral other than term loan priority collateral and a second lien on the term loan priority collateral, as defined. The term loan facility is subject to the same customary affirmative and negative covenants as the revolving line of credit facility, which covenants have not been materially amended in the loan amendment. The Company is also required to maintain excess availability under the revolving line of credit facility of at least $20.0 million, the calculation of which now includes up to $3.0 million of unrestricted cash.

Proceeds of the new $30.0 million term loan facility were used to repay in full the existing senior term loan originally dated as of August 27, 2013 with Cerberus Business Finance, LLC. The Company is expected to incur charges of approximately $2.0 million associated with the write-off of unamortized debt issue costs and prepayment penalty related to the extinguishment of the senior term loan during the thirteen week period ending August 1, 2015. The new term loan facility’s interest rate with Wells Fargo is 225 basis points lower than the existing senior term loan, which is anticipated to reduce interest expense prospectively by approximately $1.0 million on an annualized basis.

The description of the loan amendment set forth above is qualified in its entirety by the loan amendment, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated into this Item 1.01 by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement, dated June 29, 2015, by and among Gordmans, Inc., each of the other credit parties signatory thereto, the lenders party thereto and Wells Fargo Bank, National Association, as arranger, administrative agent and term agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GORDMANS STORES, INC.

Date: July 2, 2015	By:	/s/ Michael D. James
		Name:	Michael D. James
		Title:	Chief Financial Officer, Senior Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Joinder and Eighth Amendment to Loan, Guaranty and Security Agreement, dated June 29, 2015, by and among Gordmans, Inc., each of the other credit parties signatory thereto, the lenders party thereto and Wells Fargo Bank, National Association, as arranger, administrative agent and term agent.

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